EXHIBIT 23.1

We consent to the use in this Post Effective Amendment No. 2 to Registration Statement No. 333-120524 on Form S-1 to Registration Statement on Form S-2 of our report dated April 17, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern as discussed in note 2) relating to the 2004 and 2005 financial statements and the related financial statement schedule of Zanett, Inc. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP
New York, New York

July 16, 2007